Exhibit 99.1

December 14, 2021

Mr. Ari Levy

Lakeview Investment and Trading Company, LLC

Dear Ari,

Thank you for your recent correspondence.

The Tessco Board has met and has carefully considered your letter -- including your purchase offer -- as well as Tessco’s current business plan, balance sheet, and prospects. In our view, and consistent with our response to your prior private approach to us with an almost identical proposal, your proposed purchase price of $7.50/share still does not adequately value Tessco at this time.

To reiterate publicly available information, much of what we recently reminded you of privately:

•	From a financial statement analysis, we observe that Tessco’s shareholders’ equity (or “book value”) as of September 26, 2021 was $75 million, or approximately $8.37 per share based on 9 million shares outstanding as of the same date. Thus, Tessco’s book value of $8.37/share – on its own - exceeds your proposed purchase price. In addition, the carrying value on Tessco’s balance sheet of some of its assets, particularly real estate assets, may be understated in relation to their true fair market value. Any unrealized appreciation in the value of Tessco’s real estate, as well as the value associated with prospects for future positive earnings and improved cash flow, would, of course, be additive to Tessco’s book value.

•	The Tessco Board is evaluating all options (announced and unannounced) available to it to maximize value to our shareholders. We are always willing to consider any reasonable alternative to achieve this result, including a sale to Lakeview or any other potential purchaser. Should you (or they) make a firm offer at a price that reflects Tessco’s overall value and prospects, the Board will give it due consideration and, if appropriate, would engage with you (or them) with regard to a potential transaction.

The Tessco Board, like most boards of directors of public companies, regularly considers strategic initiatives, including sale, merger, and/or acquisition activities. Like most boards, however, we generally avoid public announcements of this activity: public discussion (especially of inadequate proposals), stands to create substantial and unnecessary concern and confusion in the marketplace amongst our customers, suppliers, and employees. Instead of being able to focus on the execution of our turnaround plan, or the pursuit of more viable strategic initiatives, our employees become distracted, and our management team is forced to spend time addressing the concerns and confusion, and considering and responding to these letters and proposals.

You indicate that our turnaround plan has failed to achieve any tangible results; however, during fiscal 2022, Tessco’s management team has achieved the following:

•	A 22% increase in revenues for the second quarter of fiscal 2022 as compared to the same quarter last year;

•	A 15% increase in revenue for the first six months of fiscal 2022 as compared to the same period last year;

•	Overall sales bookings growth of 38% for the first six months of fiscal 2022 compared to the same period last year; and

•	An improvement of $4.6 million in adjusted EBITDA for the first six months of fiscal 2022 as compared to the same period in fiscal 2021.

Turning to just some of the other matters discussed in your letter, two of our Board members have served for four months and two Board members have served for eleven months as of the date of this letter. One of our current Board members was chosen from among a number of candidates specifically recommended by Lakeview, and two others were specifically recommended by Tessco’s largest shareholder, and elected with your support to replace directors you helped to remove less than one year ago. The Tessco Board currently has the following expertise represented by its outside Directors:

•	A sitting Managing Director of a Fortune 100 company

•	A former Chief Financial Officer of a multi-billion dollar wireless provider

•	A former Chief Information Officer of the nation’s largest security provider

•	A sitting Chief Executive Officer of a private telecommunications firm, and a seasoned corporate Board member, and

•	A sitting Chief Revenue Officer of a multi-billion dollar software company.

In addition, the outside directors of the Tessco Board are receiving no cash compensation for their services; all of us have elected to take our compensation in restricted stock. Our management team also elected to receive a portion of their bonus opportunity in performance stock units in fiscal year 2022. We have taken every step to ensure that the Board’s and management’s incentives are directly aligned with shareholder returns.

In short, the Tessco Board strongly believes that our actions have been the antithesis of “reckless and naïve.”

In closing, threatening a highly competent Board with replacement, only months after you fully supported a similar exercise which ultimately resulted in the seating of most of us (four new outside directors out of five), is not enhancing shareholder value. This Board, compensated solely in Tessco shares, was elected to turn Tessco around and to improve shareholder returns. And we are turning Tessco around. Rest assured that the Tessco Board will continue to explore every avenue to maximize shareholder returns – with the knowledge that improved operating performance lies at the foundation of any of these strategies.

Best regards,

The Board of Directors of Tessco Technologies Incorporated